Exhibit 99.1

News Release	Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

FOR IMMEDIATE RELEASE

For Information:	Leroy M. Ball, Vice President and Chief Financial Officer
412-227-2118
BallLM@koppers.com

Koppers Holdings Inc. Reports Third Quarter 2013 Results

Sales increase 2% over prior year quarter

Operating profit up 27% over prior year quarter

Diluted EPS $0.92 compared to $0.77 in prior year quarter

PITTSBURGH, November 7, 2013 – Koppers Holdings Inc. (NYSE: KOP) today announced results for its fiscal 2013 third quarter.

Consolidated sales of $395.2 million for the third quarter of 2013 were two percent, or $7.3 million higher than sales of $387.9 million in the prior year quarter. Sales for Railroad and Utility Products and Services (RUPS) of $153.6 million increased by five percent or $6.8 million over the prior year quarter, while sales for Carbon Materials and Chemicals (CMC) totaling $241.6 million were flat compared to sales of $241.1 million in the prior year quarter. The net increase in sales in RUPS was due mainly to the acquisition of a utility pole business in Australia in November 2012 combined with higher sales volumes for treated railroad crossties, which more than offset lower sales volumes for untreated railroad crossties as increased competition from lumber markets reduced the availability of timber going into the crosstie market. CMC sales were flat as slightly higher average pricing and the positive effect of foreign currency translation were offset by lower sales volumes for phthalic anhydride.

Net income attributable to Koppers for the quarter ended September 30, 2013, was $19.1 million, or $0.92 per diluted share as compared to net income attributable to Koppers of $16.0 million, or $0.77 per diluted share in the third quarter of 2012. The increases in net income attributable to Koppers and diluted earnings per share for the third quarter of 2013 were due to higher profitability for both RUPS and CMC as higher profitability from all regions other than Europe more than offset lower profitability from European operations. Additionally, the negative impact from a higher effective tax rate for the quarter ended September 30, 2013 due to reduced profitability from European operations more than offset the benefit from the non-recurrence of $3.1 million of pre-tax charges recorded in the prior year quarter for CMC related to a plant outage and a pitch tank leak. Adjusted net income and adjusted earnings per share for the quarter ended September 30, 2013, were $18.8 million and $0.90 per share compared to $17.2 million and $0.82 per share in the prior year quarter after excluding $0.4 million of after-tax income for the quarter ended September 30, 2013 and after excluding $1.2 million of after-tax charges in the quarter ended September 30, 2012. The items comprising the $0.4 million of after-tax income for the quarter ended September 30, 2013 include a $1.8 million pre-tax gain on sale of land and environmental reserve reversal of a former wood treating facility in Australia partially offset by $1.2 million of pre-tax charges related to the June 2012 closure of our wood treating facility in Grenada, Mississippi, and the $1.2 million of after-tax charges for the quarter ended September 30, 2012 was from closure costs related to the Grenada facility.

Adjusted EBITDA for the quarter ended September 30, 2013, was $47.0 million compared to $40.0 million in the third quarter of 2012, with the increase due primarily to the non-recurrence of the previously mentioned prior year charges and the additional earnings from the Australian utility pole business acquired in November 2012, partially offset by reduced profits from a continued weak European business environment.

Consolidated sales of $1,136.5 million for the nine months ended September 30, 2013 were four percent, or $43.6 million lower than sales of $1,180.1 million in the prior year period. Sales for RUPS of $444.1 million increased by five percent or $21.3 million over the prior year period, while sales for CMC totaling $692.4 million decreased by nine percent, or $64.9 million compared to the prior year period. The increase in sales in RUPS was due mainly to the acquisition of a utility pole business in Australia in November 2012 combined with higher sales volumes for railroad crossties. The decrease in sales for CMC was due primarily to lower sales volumes for pitch and phthalic anhydride combined with lower overall pricing.

Net income attributable to Koppers for the nine months ended September 30, 2013, was $44.5 million, or $2.13 per diluted share as compared to net income attributable to Koppers of $52.0 million, or $2.49 per diluted share in the first nine months of 2012. Adjusted net income and adjusted earnings per share for the nine months ended September 30, 2013, were $44.8 million and $2.14 per share compared to $54.9 million and $2.62 per share in the prior year period after excluding $0.2 million of after-tax charges in the first nine months of 2013 and after excluding $2.0 million of after-tax charges and $0.8 million of tax expense related to the European consolidation project in the similar 2012 period. The $0.2 million of after-tax charges for the nine months ended September 30, 2013 were due to $2.1 million of pre-tax charges related to the closure of the Grenada facility that were partially offset by $1.8 million of pre-tax gain on sale and environmental reserve reversal for a former wood treating facility in Australia, and the $2.0 million of after-tax charges for the nine months ended September 30, 2012 were comprised of $2.4 million of pre-tax charges related to the closure of the Grenada facility and $0.6 million of pre-tax impairment charges related to our cogeneration facility in Muncy, Pennsylvania. The decreases in net income attributable to Koppers and diluted earnings per share for the first nine months of 2013 were due to lower profitability for CMC as a result of reduced results from European operations driven by weak economic conditions combined with lower sales volumes for phthalic anhydride in North America as a result of lower demand from certain end-markets combined with increased levels of European imports. Reduced profitability for CMC more than offset higher profitability from RUPS that was due to higher sales volumes for railroad crossties and higher profitability for utility poles as a result of the acquisition of a utility pole business in Australia in November 2012. The negative impact from a higher effective tax rate for the nine months ended September 30, 2013 driven by lower earnings from European operations more than offset the benefit from the non-recurrence of $5.1 million of net charges for CMC for the nine months ended September 30, 2012 that consisted of a pitch tank leak, a plant outage, and an increase in the allowance for doubtful accounts, partially offset by a refund due to a supplier audit of transport weights for raw materials.

Adjusted EBITDA for the nine months ended September 30, 2013, was $117.4 million compared to $125.9 million in the nine months ended September 30, 2012, with the decrease due mainly to reduced profitability in CMC, which more than offset higher profitability for RUPS as described in detail in the preceding paragraph.

Commenting on the results, Walter W. Turner, president and CEO of Koppers, said, “Considering the business challenges that we continue to experience globally, I was pleased with our third quarter financial performance. The Carbon Materials and Chemicals business continues to be impacted by the overall European market volatility, including the export of products into North America; however, the remaining global regions of the business showed improved profitability when compared to last year’s third quarter. In regard to our global Railroad and Utility Products and Services business, I am pleased with the continued strong performance in both North America and Australia.”

Mr. Turner continued, “In line with our efforts to improve our profitability, we recently eliminated approximately forty positions in our North American operations by closing the under-performing cogeneration facility in Muncy, Pennsylvania, restructuring our Follansbee, West Virginia tar distillation facility, and idling our Portland, Oregon terminal operation. These reductions should add approximately $7 million of pre-tax income in 2014. We expect to incur approximately $1.5 million of charges in the fourth quarter for the Follansbee plant restructuring and the Portland terminal idling. We will continue to evaluate the performance of our operating assets globally and will make additional changes as necessary to further improve the long-term profitability of our business.”

The following reconciliations are attached to this press release: Unaudited Reconciliation of Net Income Attributable to Koppers and Adjusted Net Income; Unaudited Reconciliation of Diluted Earnings Per Share and Adjusted Earnings Per Share; and Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA.

Investor Conference Call and Web Simulcast

Koppers management will conduct a conference call this morning, November 7, 2013, beginning at 11:00 a.m. EST to discuss the company’s performance. Interested parties may access the live audio broadcast by dialing 888 549 7750 in the US/Canada or +1 480 629 9723 for International, Conference ID number 4645873. Investors are requested to access the call at least five minutes before the scheduled start time in order to complete a brief registration. An audio replay will be available approximately two hours after the call’s completion at (800) 406 7325 or +1 (303) 590 3030, Conference ID number 4645873. The recording will be available for replay through November 21, 2013.

The live broadcast of Koppers conference call will be available online: http://investors.koppers.com/phoenix.zhtml?c=194019&p=irol-eventDetails&EventId=5039843. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

If you are unable to participate during the live webcast, the call will be archived on www.koppers.com, www.streetevents.com and www.earnings.com shortly after the live call and continuing through November 21, 2013.

About Koppers

Koppers, with corporate headquarters and a research center in Pittsburgh, Pennsylvania, is a global integrated producer of carbon compounds and treated wood products. Including its joint ventures, Koppers operates facilities in the United States, United Kingdom, Denmark, The Netherlands, Australia and China. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol “KOP.” For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Leroy M. Ball at 412 227 2118 or Michael W. Snyder at 412 227 2131.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows. All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plans,” “potential,” “intends,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications with and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, product introduction or expansion, the benefits of acquisitions, divestitures, joint ventures, cost savings initiatives or other matters as well as financings and repurchases of debt or equity securities, are subject to known and unknown risks, uncertainties and contingencies. Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements, include, among other things, general economic and business conditions, including continuing uncertain economic conditions in Europe, demand for Koppers goods and services, competitive conditions, interest rate and foreign currency rate fluctuations, availability and costs of key raw materials, unfavorable resolution of claims against us, and timing and limitations on insurance recoveries and coverages, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and quarterly report on Form 10-Q. Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

Koppers Holdings Inc.

Unaudited Consolidated Statement of Income

(Dollars in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net sales	$395.2	$387.9	$1,136.5	$1,180.1
Cost of sales (excluding items below)	330.6	331.4	970.0	1,003.2
Depreciation and amortization	7.2	6.7	21.8	21.1
Selling, general and administrative expenses	18.3	19.0	52.2	55.1

Operating profit	39.1	30.8	92.5	100.7
Other income	1.3	0.6	2.8	1.7
Interest expense	6.7	6.9	20.2	20.8

Income before income taxes	33.7	24.5	75.1	81.6
Income taxes	14.1	8.3	29.3	28.5

Income from continuing operations	19.6	16.2	45.8	53.1
Loss from discontinued operations, net of tax	(0.1)	—	(0.1)	(0.1)

Net income	19.5	16.2	45.7	53.0
Net income attributable to noncontrolling interests	0.4	0.2	1.2	1.0

Net income attributable to Koppers	$19.1	$16.0	$44.5	$52.0

Earnings (loss) per common share:
Basic-
Continuing operations	$0.93	$0.77	$2.16	$2.52
Discontinued operations	—	—	—	(0.01)

Earnings per basic common share	$0.93	$0.77	$2.16	$2.51

Diluted-
Continuing operations	$0.92	$0.77	$2.13	$2.50
Discontinued operations	—	—	—	(0.01)

Earnings per diluted common share	$0.92	$0.77	$2.13	$2.49

Weighted average shares outstanding (in thousands):
Basic	20,577	20,694	20,657	20,709
Diluted	20,801	20,900	20,887	20,940
Dividends declared per common share	$0.25	$0.24	$0.75	$0.72

Koppers Holdings Inc.

Unaudited Condensed Consolidated Balance Sheet

(Dollars in millions, except per share amounts)

	September 30, 2013	December 31, 2012
Assets
Cash and cash equivalents	$72.4	$66.7
Restricted cash	1.5	—
Accounts receivable, net of allowance of $3.5 and $3.7	182.1	162.7
Inventories, net	166.4	195.8
Deferred tax assets	14.7	15.1
Loan to related party	9.5	9.5
Other current assets	25.6	31.4

Total current assets	472.2	481.2
Equity in non-consolidated investments	6.2	5.8
Property, plant and equipment, net	169.4	161.1
Goodwill	73.4	75.6
Deferred tax assets	12.6	27.2
Other assets	27.3	29.1

Total assets	$761.1	$780.0

Liabilities
Accounts payable	$94.9	$103.5
Accrued liabilities	66.3	72.1
Dividends payable	5.8	5.6

Total current liabilities	167.0	181.2
Long-term debt	296.4	296.1
Accrued postretirement benefits	71.5	89.9
Other long-term liabilities	41.5	44.7

Total liabilities	576.4	611.9
Commitments and contingent liabilities

Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	—	—
Common Stock, $0.01 par value per share; 40,000,000 shares authorized; 21,722,492 and 21,585,129 shares issued	0.2	0.2
Additional paid-in capital	158.8	153.3
Retained earnings	80.6	52.0
Accumulated other comprehensive loss	(25.8)	(22.0)
Treasury stock, at cost; 1,390,494 and 951,026 shares	(50.4)	(32.9)

Total Koppers shareholders’ equity	163.4	150.6

Noncontrolling interests	21.3	17.5

Total equity	$184.7	$168.1

Total liabilities and equity	$761.1	$780.0

Koppers Holdings Inc.

Unaudited Condensed Consolidated Statement of Cash Flows

(Dollars in millions)

	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012

Cash provided by (used in) operating activities:
Net income	$45.7	$53.0
Adjustments to reconcile net cash provided by operating activities:
Depreciation and amortization	21.8	21.1
Deferred income taxes	11.1	7.7
Equity income, net of dividends received	(0.4)	(0.9)
Gain on sale of assets	(1.9)	(0.2)
Change in other liabilities	(14.2)	(8.3)
Non-cash interest expense	1.2	1.2
Stock-based compensation	4.7	5.1
Other	0.6	(0.2)
(Increase) decrease in working capital:
Accounts receivable	(17.9)	(11.4)
Inventories	25.5	(29.9)
Accounts payable	(8.0)	6.7
Accrued liabilities and other working capital	(2.6)	10.6

Net cash provided by operating activities	$65.6	$54.5

Cash provided by (used in) investing activities:
Capital expenditures	$(29.4)	$(15.8)
Net cash proceeds from divestitures and asset sales	2.4	0.7

Net cash used in investing activities	$(27.0)	$(15.1)

Cash provided by (used in) financing activities:
Borrowings of revolving credit	$97.9	$225.9
Repayments of revolving credit	(97.9)	(230.9)
Issuances of Common Stock	0.2	0.8
Repurchases of Common Stock	(17.5)	(8.2)
Proceeds from issuance of noncontrolling interest	2.3	—
Payment of deferred financing costs	(1.2)	(0.1)
Dividends paid	(15.3)	(14.5)

Net cash used in financing activities	$(31.5)	$(27.0)

Effect of exchange rate changes on cash	(1.4)	2.4

Net decrease in cash and cash equivalents	$5.7	$14.8

Cash and cash equivalents at beginning of year	66.7	54.1

Cash and cash equivalents at end of period	$72.4	$68.9

Unaudited Segment Information

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the company’s businesses for the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(Dollars in millions)
Net sales:

Carbon Materials and Chemicals	$241.6	$241.1	$692.4	$757.3
Railroad and Utility Products	153.6	146.8	444.1	422.8

Total	$395.2	$387.9	$1,136.5	$1,180.1

Operating profit:
Carbon Materials and Chemicals	$21.8	$18.4	$47.4	$65.1
Railroad and Utility Products	17.8	12.8	46.6	36.9
Corporate	(0.5)	(0.4)	(1.5)	(1.3)

Total	$39.1	$30.8	$92.5	$100.7
Operating margin:
Carbon Materials and Chemicals	9.0%	7.6%	6.8%	8.6%
Railroad and Utility Products	11.6%	8.7%	10.5%	8.7%
Total	9.9%	7.9%	8.1%	8.5%
Adjusted operating profit (1):
Carbon Materials and Chemicals	$21.8	$18.4	$47.4	$65.1
Railroad and Utility Products	17.9	14.7	47.6	39.9
All Other	(0.5)	(0.4)	(1.5)	(1.3)

Total	$39.2	$32.7	$93.5	$103.7
Adjusted operating margin:
Carbon Materials and Chemicals	9.0%	7.6%	6.8%	8.6%
Railroad and Utility Products	11.7%	10.0%	10.7%	9.4%
Total	9.9%	8.4%	8.2%	8.8%

(1)	Cost of sales for RUPS for the three and nine months ended September 30, 2013 includes $1.2 million and $2.1 million, respectively, of pre-tax expense related to the June 2012 closing of our wood treating plant in Grenada, Mississippi, and cost of sales for the three and nine months ended September 30, 2013 also includes $1.1 million of income from environmental reserve reversals related to the sale of our former wood treating facility in Hume, Australia. Cost of sales for RUPS for the three and nine months ended September 30, 2012 includes $1.9 million and $2.4 million, respectively, of pre-tax expense related to the Grenada closure, and depreciation and amortization for RUPS for the nine months ended September 30, 2012 includes $0.6 million of impairment charges for our co-generation plant in Muncy, Pennsylvania.

Koppers believes that adjusted net income, adjusted earnings per share, adjusted operating profit and adjusted EBITDA provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends and facilitates comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures.

UNAUDITED RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KOPPERS AND ADJUSTED NET INCOME

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net income attributable to Koppers	$19.1	$16.0	$44.5	$52.0

Items impacting pre-tax income (1)
Impairment and closure costs	1.2	1.9	2.1	3.0
Sale of former wood treating facility	(1.8)	—	(1.8)	—
Items impacting net income, net of tax	(0.4)	1.2	0.2	2.0
Income tax provision for European consolidation	—	—	—	0.8
Adjusted net income including discontinued operations	18.7	17.2	44.7	54.8
Discontinued operations	0.1	—	0.1	0.1

Adjusted net income	$18.8	$17.2	$44.8	$54.9

(1)	Cost of sales for RUPS for the three and nine months ended September 30, 2013 includes $1.2 million and $2.1 million, respectively, of pre-tax expense related to the June 2012 closing of our wood treating plant in Grenada, Mississippi, and cost of sales for the three and nine months ended September 30, 2013 also includes $1.1 million of income from environmental reserve reversals related to the sale of our former wood treating facility in Hume, Australia. Other income for the three and nine months ended September 30, 2013 includes $0.7 million of gain on sale of assets related to our former wood treating facility in Hume, Australia. Cost of sales for RUPS for the three and nine months ended September 30, 2012 includes $1.9 million and $2.4 million, respectively, of pre-tax expense related to the Grenada closure, and depreciation and amortization for RUPS for the nine months ended September 30, 2012 includes $0.6 million of impairment charges for our co-generation plant in Muncy, Pennsylvania. Income taxes for the nine months ended September 30, 2012 includes $0.8 million of expense related to the Company’s European consolidation project.

UNAUDITED RECONCILIATION OF DILUTED EARNINGS PER SHARE AND

ADJUSTED EARNINGS PER SHARE

(In millions except share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net income attributable to Koppers	$19.1	$16.0	$44.5	$52.0

Adjusted net income including discontinued operations (from above)	$18.7	$17.2	$44.7	$54.8

Adjusted net income (from above)	$18.8	$17.2	$44.8	$54.9

Denominator for diluted earnings per share (in thousands)	20,801	20,900	20,887	20,940

Earnings per share:
Diluted earnings per share	$0.92	$0.77	$2.13	$2.49
Adjusted earnings per share including discontinued operations	$0.90	$0.82	$2.14	$2.62
Adjusted earnings per share	$0.90	$0.82	$2.14	$2.62

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In millions except share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net income	$19.5	$16.2	$45.7	$53.0
Interest expense	6.7	6.9	20.2	20.8
Depreciation and amortization	7.2	6.7	21.8	21.1
Income tax provision	14.1	8.3	29.3	28.5
Discontinued operations	0.1	—	0.1	0.1

EBITDA with noncontrolling interests	47.6	38.1	117.1	123.5

Unusual items impacting net income (1)
Closure costs	1.2	1.9	2.1	2.4
Sale of former wood treating facility	(1.8)	—	(1.8)	—

Adjusted EBITDA with noncontrolling interests	$47.0	$40.0	$117.4	$125.9

(1)	Cost of sales for RUPS for the three and nine months ended September 30, 2013 includes $1.2 million and $2.1 million, respectively, of pre-tax expense related to the June 2012 closing of our wood treating plant in Grenada, Mississippi, and cost of sales for the three and nine months ended September 30, 2013 also includes $1.1 million of income from environmental reserve reversals related to the sale of our former wood treating facility in Hume, Australia. Other income for the three and nine months ended September 30, 2013 includes $0.7 million of gain on sale of assets related to our former wood treating facility in Hume, Australia. Cost of sales for RUPS for the three and nine months ended September 30, 2012 includes $1.9 million and $2.4 million, respectively, of pre-tax expense related to the Grenada closure.